Exhibit 99.2

Conn’s, Inc. Announces Completion of Real Estate Financing

BEAUMONT, Texas--(BUSINESS WIRE)--August 1, 2011--Conn’s, Inc. (NASDAQ/NM: CONN), a specialty retailer of consumer electronics, home appliances, furniture, mattresses, computers and lawn and garden products today announced that on July 28, 2011, it completed an $8 million real estate loan to finance three owned store locations.

The proceeds from the loan, which is provided by CommunityBank of Texas, N.A., were used to repay a portion of the Company’s term loan. The real estate loan will mature in July 2016, and requires monthly principal payments based on a 15-year amortization schedule. The interest rate on the loan is the Prime rate plus 100 basis points, with a floor on the total rate of 6%. CommunityBank of Texas is also a participant in the Company’s revolving credit facility.

“We appreciate the strong relationship we have with CommunityBank,” commented Mike Poppe, the Company’s CFO. “This transaction provides long-term, cost effective capital to support our future business plans.”

About Conn’s, Inc.

The Company is a specialty retailer currently operating 71 retail locations in Texas, Louisiana and Oklahoma: with 23 stores in the Houston area, 18 in the Dallas/Fort Worth Metroplex, eight in San Antonio, three in Austin, five in Southeast Texas, one in Corpus Christi, four in South Texas, six in Louisiana and three in Oklahoma. It sells home appliances, including refrigerators, freezers, washers, dryers, dishwashers and ranges, and a variety of consumer electronics, including LCD, LED, 3-D, plasma and DLP televisions, camcorders, digital cameras, computers and computer accessories, Blu-ray and DVD players, video game equipment, portable audio, MP3 players, GPS devices and home theater products. The Company also sells furniture for the living room, dining room, bedroom and related accessories, and mattresses, as well as lawn and garden equipment, and continues to introduce additional product categories for the home to help respond to its customers' product needs and to increase same store sales. Unlike many of its competitors, the Company provides flexible in-house credit options for its customers. In the last three years, the Company financed, on average, approximately 60% of its retail sales under its in-house financing plan.

This press release contains forward-looking statements that involve risks and uncertainties. Such forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "could," "estimate," "should," "anticipate," or "believe," or the negative thereof or variations thereon or similar terminology. Although the Company believes that the expectations reflected in such forward-looking statements will prove to be correct, the Company can give no assurance that such expectations will prove to be correct. The actual future performance of the Company could differ materially from such statements.

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CONTACT:
Conn’s, Inc., Beaumont
Michael J. Poppe, 409-832-1696 Ext. 3294
Chief Financial Officer